                                                                      Exhibit 20

                            FOUNDATION BANCORP, INC.
                                25 GARFIELD PLACE
                             CINCINNATI, OHIO 45202
                                 (513) 721-0120

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the 1998 Annual Meeting of Shareholders of Foundation Bancorp, Inc. (the "Company") will be held at the Pompador Room, The Cincinnati Club Building, 30 Garfield Place, Cincinnati, Ohio, 45202, on October 20, 1998, at 1:00 p.m., local time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy
Statement:

           1. To elect three directors of the Company for terms expiring in 2000;

           2.         To ratify the selection of Clark, Schaefer, Hackett & Co.
                      as the auditors of the Company for the current fiscal year; and

           3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of the Company of record at the close of business on August 31, 1998, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

                                           By Order of the Board of Directors





Cincinnati, Ohio                           Laird L. Lazelle
September 18, 1998

                            FOUNDATION BANCORP, INC.
                                25 GARFIELD PLACE
                             CINCINNATI, OHIO 45202
                                 (513) 721-0120

                                 PROXY STATEMENT

                                     PROXIES

         The enclosed proxy (the "Proxy") is being solicited by the Board of Directors of Foundation Bancorp, Inc. (the "Company") for use at the 1998 Annual Meeting of Shareholders of the Company to be held at the Pompador Room, The Cincinnati Club Building, 30 Garfield Place, Cincinnati, Ohio 45202, on October 20, 1998, at 1:00 p.m., local time, and at any adjournments thereof (the "Annual Meeting"). Without affecting any vote previously taken, the Proxy may be revoked by executing a later dated proxy which is received by the Company before the Proxy is exercised or by giving notice of revocation to the Company in writing or in open meeting before the Proxy is exercised. Attendance at the Annual Meeting will not, of itself, revoke the Proxy.

         Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

                      FOR the reelection of Ruth C. Emden, Paul L. Silverglade and Ivan J. Silverman as directors of the Company for terms expiring in 2000; and

                      FOR the ratification of the selection of Clark, Schaefer, Hackett & Co. ("Clark, Schaefer") as the auditors of the Company for the current fiscal year.

         The Proxies may be solicited by the directors, officers and other employees of the Company and Foundation Savings Bank ("Foundation"), in person or by telephone, telegraph or mail only for use at the Annual Meeting. The Proxy will not be used for any other meeting. The cost of soliciting the Proxies will be borne by the Company.

         Only shareholders of record as of the close of business on August 31, 1998 (the "Voting Record Date"), are entitled to vote at the Annual Meeting. Each such shareholder will be entitled to cast one vote for each share owned. The Company's records disclose that, as of the Voting Record Date, there were 462,875 votes entitled to be cast at the Annual Meeting.

         This Proxy Statement is first being mailed to shareholders of the Company on or about September 25, 1998.

                                  VOTE REQUIRED

ELECTION OF DIRECTORS

         Under Ohio law and the Company's Code of Regulations (the "Regulations"), the three nominees receiving the greatest number of votes will be elected as directors. Shares held by a nominee for a beneficial owner which are represented in person or by proxy but not voted with respect to the election of directors and shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified on the Proxy.

RATIFICATION OF SELECTION OF AUDITORS

         The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Clark, Schaefer as the auditors of the Company for the current fiscal year. The effect of an abstention is, therefore, the same as a "no" vote. If the accompanying Proxy is signed and dated by the shareholder but no vote or instruction to abstain is specified thereon, however, the shares held by such shareholder will be voted FOR the ratification of the selection of Clark, Schaefer as the auditors of the Company for the current fiscal year.

              VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the only persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of August 31, 1998:


                                       Amount and Nature of      Percent of
Name and Address                       Beneficial Ownership  Shares Outstanding
----------------                       --------------------  ------------------
Foundation Bancorp, Inc.
  Employee Stock Ownership Plan
1201 Broadway                               37,030 (1)              8.00%
Quincy, Illinois 62301

Laird L. Lazelle
25 Garfield Place                           26,721 (2)              5.77%
Cincinnati, Ohio 45202

---------------------------
  (1) Consists of the shares held by First Bankers Trust Company, N.A., as the Trustee for the Foundation Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP"). The Trustee has voting power over shares that have not been allocated to an ESOP participant and shares that have been allocated to an ESOP participant but as to which no voting instructions are given by the recipient. The Trustee has limited shared investment power over all ESOP shares.

  (2) Includes 3,704 common shares allocated to Mr. Lazelle's ESOP account. Mr. Lazelle has voting power but no investment power over such shares. Also includes 11,517 shares owned by Mr. Lazelle's spouse.

         The following table sets forth certain information with respect to the number of common shares of the Company beneficially owned by each director and by all directors and executive officers of the Company as a group as of August 31, 1998:

                                               Amount and Nature of                  Percent of
Name and Address (1)                           Beneficial Ownership(2)           Shares Outstanding
--------------------                           ---------------------             ------------------
Mardelle Dickhaut                                       4,480                          0.97%
Ruth C. Emden                                           5,000                          1.08
Laird L. Lazelle                                       26,721 (3)                      5.77
Robert E. Levitch                                          25                          0.01
Michael S. Schwartz                                    16,571 (4)                      3.58
Paul L. Silverglade                                     8,750                          1.89
Ivan J. Silverman                                      11,571 (5)                      2.50
All directors and executive officers of
   the Company as a group (8 people)
                                                       78,213                         16.90%

----------------------------

(1) Each of the persons listed in this table may be contacted at the address of the Company.

(2) All shares are owned directly with sole voting or investment power unless otherwise indicated by footnote.

(3)        Includes 11,571 shares owned by Mr. Lazelle's spouse.

(4) Includes 5,000 shares held by Mr. Schwartz as trustee and over which Mr. Schwartz shares voting power.

(5)        Includes 6,571 shares owned by Mr. Silverman's spouse.


                      PROPOSAL ONE - ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

         The Regulations provide for a Board of Directors consisting of seven persons. In accordance with Section 2.03 of the Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors. A nomination by a shareholder with respect to the election of directors at an annual meeting of shareholders must be submitted in writing to the Secretary of the Company and received by the Secretary not later than the sixtieth day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. A nomination by a shareholder with respect to the election of directors at a special meeting of shareholders must be submitted in writing and received by the Secretary of the Company not later than the close of business on the seventh day following the day on which notice of such special meeting was mailed to shareholders. Each written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of common shares of the Company owned either beneficially or of record by each such nominee and the length of time such shares have been so owned.

         The Board of Directors proposes the reelection at the Annual Meeting of the following persons to terms which will expire in 2000:


                                                                Director of    Director of
                                                                the Company    Foundation
Name                            Age (1)     Position(s) Held      Since (2)       Since
----                            -------     ----------------     ----------      ---------
Ruth C. Emden                      71       Director                1996          1994
Paul L. Silverglade                73       Director                1996          1988
Ivan J. Silverman                  57       Director                1996          1992

-----------------------------

(1)      As of September 1, 1998.

(2) Each director of the Company is also a director of Foundation. Each nominee became a director of the Company in connection with the conversion of Foundation from mutual to stock form (the "Conversion") and the formation of the Company as the holding company for Foundation.

         If any nominee is unable to stand for election, any Proxies granting authority to vote for such nominee will be voted for such substitute as the Board of Directors recommends.

         The following directors will continue to serve after the Annual Meeting for the terms indicated:


                                                                       Director of      Director of
                                                                       the Company       Foundation
Name                          Age (1)   Positions Held                  Since (2)            Since        Term Expires
----                          -------   --------------                  ---------       -------------      ------------
Mardelle Dickhaut               65      Director                           1996             1989              1999
Laird L. Lazelle                59      Director, President and            1996             1994              1999
                                           Chief Executive Officer
Robert E. Levitch               64      Director                           1996             1964              1999
Michael S. Schwartz             54      Director                           1996             1967              1999

-----------------------------

(1)        As of September 1, 1998.

(2) Each director of the Company is also a director of Foundation. Each director became a director of the Company in connection with the Conversion.

           MARDELLE DICKHAUT has served as Secretary of Foundation since 1979 and as a director since 1989. Mrs. Dickhaut was employed at Foundation for 23 years prior to her retirement in 1995.

           RUTH C. EMDEN has served as a director of Foundation since 1994. Mrs. Emden is the widow of Narvin I. Emden, who served Foundation as President, Managing Officer and a director for over 46 years. Mrs. Emden is active in community service.

           LAIRD L. LAZELLE is President and Chief Executive Officer of both the Company and Foundation and is the designated Managing Officer of Foundation. Mr. Lazelle served as President and Chief Executive Officer of The TriState Bancorp from February 1988 until joining Foundation in January 1994.

           ROBERT E. LEVITCH has served as a director of Foundation since 1964. Mr. Levitch has been a corrections officer with the Hamilton County Sheriff's Department since 1980.

           MICHAEL S. SCHWARTZ is an attorney at law practicing in Cincinnati, Ohio and operates a title insurance agency. Mr. Schwartz is legal counsel to Foundation and also provides title services for some loans granted by Foundation. Mr. Schwartz has served as a director of Foundation since 1967 and succeeded his father as Chairman of the Board in 1993.

         PAUL L. SILVERGLADE retired as the Corporate Office Personnel Director for Federated Department Stores in 1981, after serving for 33 years. Mr. Silverglade has been a director of Foundation since 1988 and serves as Chairman of the Compensation Committee.

           IVAN J. SILVERMAN is an Associate Vice President with Gradison, Division of McDonald & Company Securities, Inc. Mr. Silverman is a former Mayor of the City of Montgomery, Ohio. Mr. Silverman has served as a director of Foundation since 1992 and serves as Chairman of the Audit Committee.

MEETINGS OF DIRECTORS

         The Board of Directors of the Company met five times for regularly scheduled and special meetings during the fiscal year ended June 30, 1998.

COMMITTEES OF DIRECTORS

         The Board of Directors of the Company has an Audit Committee. The Company has no Compensation Committee and the entire board serves as a Nominating Committee.

         The Board of Directors of Foundation has an Audit Committee and a Compensation Committee.

         The Audit Committee of both the Company and Foundation is comprised of Mr. Silverman, who serves as chairman of the Audit Committee, Ms. Dickhaut and Mr. Silverglade. The Audit Committee reviews and monitors the process of auditing the Company and Foundation. The final audit is presented to the full board of directors by the auditors. The Audit Committee met one time during the fiscal year ended June 30, 1998.

         Mr. Silverglade serves as chairman of the Compensation Committee. Mr. Schwartz and Mr. Silverman also serve on the Compensation Committee. The function of the Compensation Committee is to determine compensation for Foundation's employees and to make recommendations to the Board of Directors regarding employee benefits and related matters. The Compensation Committee met twice during the fiscal year ended June 30, 1998.

                               EXECUTIVE OFFICERS

         Mr. Lazelle is the President and Chief Executive Officer of the Company. Dianne K. Rabe serves as Secretary and Treasurer of the Company. Mrs. Rabe, a Certified Public Accountant, is Vice President and Chief Operating Officer of Foundation. Mrs. Rabe came to Foundation in 1992 from another thrift institution located in Cincinnati, Ohio.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by Foundation to Laird L. Lazelle, the President and Chief Executive Officer of the Company and Foundation, for the fiscal years ended June 30, 1998, 1997 and 1996. No executive officer of the Company earned salary and bonus in excess of $100,000 during fiscal 1998.

                                          Summary Compensation Table
                                          --------------------------

                                           ---------------------------------------------------------------------------
                                                       Annual Compensation              All Other Compensation (1)(2)
--------------------------------------------------------------------------------------
Name and Principal               Year            Salary ($)             Bonus ($)
Position
-----------------------------------------------------------------------------------------------------------------
Laird L. Lazelle                 1998             $85,000               $15,000              $27,770
  President and Chief            1997              80,000                15,000               24,998
  Executive Officer              1996              65,000                 9,800                6,000
-----------------------------------------------------------------------------------------------------------------


(1) Does not include amounts attributable to other miscellaneous benefits, the cost of which was less than 10% of Mr. Lazelle's cash compensation.

(2) Consists of director's fees and for 1997 also includes the $23,498 aggregate value of the 1,649 shares of the Company allocated to Mr. Lazelle's account pursuant to the ESOP, based on the price of shares of the Company in the most recent trade quoted on the National Daily Quotation Service ("NDQS"), as of September 1, 1997. For 1998, consists of the $28,770 aggregate value of the 2,055 shares of the Company allocated to Mr. Lazelle's account pursuant to the fiscal 1998 ESOP allocation, based on the price of shares in the most recent trade as of September 1, 1998.

DIRECTOR COMPENSATION

         Each director who is not an employee of the Company or Foundation currently receives directors' fees of $7,500 per year. Effective September 1996, directors who are employees of the Company or Foundation receive no directors' fees. No fees are paid for committee meetings.

EMPLOYMENT AGREEMENT

         Foundation has entered into an employment agreement with Mr. Lazelle (the "Employment Agreement"), effective September 25, 1996. The Employment Agreement provides for a term of three years and salary and performance review by the Board of Directors not less often than annually. The Employment Agreement provides for inclusion of Mr. Lazelle in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The Employment Agreement also provides for vacation and sick leave in accordance with Foundation's prevailing policies.

         The Employment Agreement is terminable by Foundation at any time. In the event of termination by Foundation for "just cause," as defined in the Employment Agreement, Mr. Lazelle will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Foundation other than (i) for just cause, (ii) at the end of the term of the Employment Agreement or (iii) in connection with a "change of control," as defined in the Employment Agreement, the Employment Agreement entitles Mr. Lazelle to a continuation of salary payments for the remainder of the term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement or the date Mr. Lazelle becomes employed full-time by another employer.

         The Employment Agreement also contains provisions with respect to the occurrence within six months prior to or one year following a "change of control" of (i) the termination of employment of Mr. Lazelle for any reason other than just cause, retirement or termination at the end of the term of the agreement, or (ii) a constructive termination resulting from change in the capacity or circumstances in which Mr. Lazelle is employed or a material reduction in his responsibilities, authority, compensation or other benefits provided under the Employment Agreement without his written consent. In the event of any such occurrence, Mr. Lazelle will be entitled to payment of an amount equal to three times his then current annual salary. In addition, Mr. Lazelle would be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum which Mr. Lazelle may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to
Section 280G(b)(3) of Internal Revenue Code of 1986, as amended (the "Code"). A "change of control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 25% or more of the voting stock of Foundation or the Company, the control of the election of a majority of the directors of Foundation or the Company or the acquisition of control, as defined in the regulations of the Office of Thrift Supervision (the "OTS"), of Foundation or the Company.

         The Employee Agreement was reviewed by the Board of Directors at a meeting held on December 16, 1997 pursuant to OTS regulations. The term of the Employment Agreement was extended to expire December 31, 2000. There was no change to the amount of compensation or any other provision of the agreement.

STOCK OPTION PLAN

         At the 1997 Annual Meeting of Shareholders of the Company, the shareholders approved the Foundation Bancorp, Inc. 1997 Stock Option and Incentive Plan (the "Stock Option Plan"). Pursuant to the Stock Option Plan, 46,288 common shares have been reserved for issuance by the Company upon the exercise of options to be granted to certain directors, officers and employees of Foundation and the Company from time to time under the Stock Option Plan. No options have been granted as of June 30, 1998.

RECOGNITION AND RETENTION PLAN

         At the 1997 Annual Meeting of Shareholders, the shareholders approved the Foundation Savings Bank Recognition and Retention Plan and Trust Agreement (the "RRP"). With funds contributed by

Foundation, the RRP purchased 18,515 common shares of the Company during the 1998 fiscal year. No awards have been made under the RRP as of June 30, 1998.

CERTAIN TRANSACTIONS WITH FOUNDATION

         Foundation has extended loans to certain of its and the Company's directors and executive officers, their affiliates and members of their families. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and did not present more than the normal risk of collectibility or other unfavorable features. At June 30, 1998, there were no loans outstanding to the Company's or Foundation's directors, officers, or employees.

               PROPOSAL TWO- RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors has selected Clark, Schaefer as the auditors of the Company for the current fiscal year and recommends that the shareholders ratify the selection. Management expects that a representative of Clark, Schaefer will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.


                   PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS

         Any qualified shareholder of the Company who intends to submit a proposal to the Company at the 1999 Annual Meeting of Shareholders (the "1999 Annual Meeting") must submit such proposal to the Company not later than May 29, 1999, to be considered for inclusion in the Company's Proxy Statement and form of Proxy (the "Proxy Materials") relating to that meeting. If a shareholder intends to present a proposal at the 1999 Annual Meeting of Shareholders but has not sought the inclusion of such proposal in the Company's Proxy Materials, such proposal must be received by the Company prior to August 11, 1999, the Company's management proxies for the 1999 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the Company's Proxy Materials.

         Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.


                                           By Order of the Board of Directors



Cincinnati, Ohio                           Laird L. Lazelle, President
September 18, 1998